LOAN AGREEMENT MODIFICATION AND EXTENSION

This Loan Agreement Modification and Extension (the “Current Agreement”) is entered into this 9th day of May, 2007, by and between GOLDEN EAGLE MINERAL HOLDINGS, INC. (“GEMH” or the “Lender”), a Turks and Caicos Corporation with its principal place of business located at Chancery Court, Leeward Highway., Providenciales, Turks and Caicos Islands, BWI; and GOLDEN EAGLE INTERNATIONAL, INC. (“GEII” or the “Borrower”), a Colorado Corporation, with its principal place of business located at 9661 South 700 East, Salt Lake City, Utah 84070.

WHEREAS, GEMH entered into a Loan Agreement on March 8, 2007 (the “Loan Agreement”) to loan GEII a minimum of $1 million dollars (loan proceeds) within the 60-day period following the execution of that Loan Agreement for the incremental expansion of the C Zone pilot plant into a full-scale production plant with an eventual capacity of 500 cubic meters (approximately 1,000 tons) per day on GEII’s Precambrian mining concessions located in eastern Bolivia; to provide needed operating capital during the construction and shake-out periods; and for any other business purpose at the discretion of GEII’s management, all contingent on GEMH’s satisfactory due diligence and its receipt of a Certification Regarding Final Feasibility from GEII regarding the development of the C Zone; and

WHEREAS, the 60-day period referred to above (“due diligence period”) was construed to be a period of due diligence during which GEMH conducted its due diligence into the C Zone pilot plant operations, previous C Zone exploration; and

WHEREAS, GEII was still performing critical trenching on its C Zone gold prospect at the expiration of the 60-day due diligence period and required an additional 45-day period in which to complete that confirmation work and provide GEMH with a Certification Regarding Final Feasibility that was required by the original Loan Agreement; and

WHEREAS, GEII is still desirous of borrowing the loan proceeds for the purposes set out above in accordance with the terms and conditions set forth in the original Loan Agreement; and

WHEREAS, GEMH is still desirous of loaning GEII the loan proceeds set forth in the original Loan Agreement, however, modified to comply with the new schedule of payments set out in the Current Agreement, and believes that its due diligence to date in the due diligence period has been satisfactory; and

WHEREAS, GEMH is willing and able to commit to GEII to loan $250,000 of the loan proceeds within the next 14-day period for the purpose of allowing GEII to begin to order critical pieces of equipment that will be components of GEII’s scaled-up commercial production plant on the C Zone of its Precambrian mining concessions, as well as for other expenses incident to furthering the confirmation of the exploration work to date on the C Zone and development work required to expand the infrastructure at the site of the expanded commercial production plant

NOW, THEREFORE, in consideration of the mutual covenants made herein, and the exchange of good and valuable consideration, the sufficiency of which is acknowledged by the parties hereto, GEMH, the Lender, and GEII, the Borrower, agree as follows:

1.    LOAN. The Loan agreed to in the original Loan Agreement in the principal amount of $1,000,000.00 (Principal) shall be respected and the terms regarding the payment schedule shall be modified to reflect that GEII has received, or will receive, the loan proceeds as follows:

a.	$86,732, which has been received by GEII to date;
b.	$250,000 to be received by GEII by May 23, 2007;
c.	$250,000 to be received by GEII upon delivery of the Certification Regarding Final Feasibility to GEMH by GEII; and
d.	$413,268 to be received by GEII within 30 days of the delivery of the Certification Regarding Final Feasibility to GEMH by GEII.

2.    EXTENSION OF DUE DILIGENCE PERIOD. The due diligence period of 60 days set in the original Loan Agreement is hereby modified and extended for 45 days.

3.    OTHER GOVERNING TERMS FROM ORIGINAL LOAN AGREEMENT NOT MODIFIED IN THIS LOAN AGREEMENT MODIFICATON AND EXTENSION. The other governing terms from the original Loan Agreement that are not modified expressly by this Loan Agreement Modification and Extension (the “Current Agreement”) will remain in effect to the extent that they do not conflict with this Current Agreement. Any conflicting terms shall be resolved in favor of the intent of this Current Agreement.

4.    GOVERNING LAW. This Current Agreement shall be construed and enforced in accordance with the laws of the United States and the State of Utah. In the event that any dispute should arise pertaining to this Current Agreement, the Parties agree that jurisdiction shall vest only in the State or Federal Courts located in Salt Lake City, Utah in order to resolve such dispute.

5.    ATTORNEYS’ FEES AND OTHER COSTS IN THE EVENT OF DEFAULT, ENFORCEMENT OR COLLECTION. In the event of default, or if either party is compelled to take legal action to enforce this Current Agreement, or Lender is compelled to seek collection pursuant to the terms of this Current Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees, costs associated with the litigation, and other reasonable costs.

6.    NOTICES. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) on date of delivery if delivered personally or (b) on the fifth day after being sent by certified mail, return receipt requested, with postage prepaid, or by courier service, return receipt requested, as follows:

Borrower	GOLDEN EAGLE INTERNATIONAL, INC.
9661 South 700 East
Salt Lake City, Utah 84070

Lender:	GOLDEN EAGLE MINERAL HOLDING, INC.
Chancery Court, Leeward Highway
Providenciales, Turks and Caicos Islands
British West Indies

7.    ENTIRE AGREEMENT. This Current Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. This Current Agreement may not be amended or modified, except by a written agreement signed by all parties hereto.

EXECUTED AND ACKNOWLEDGED THIS 9th DAY OF May, 2007.

GOLDEN EAGLE INTERNATIONAL, INC.	GOLDEN EAGLE MINERAL HOLDING, INC.

By: /s/ Terry C. Turner	By: /s/ J. Miguel Monroy, M.D.
Terry C. Turner, President	J. Miguel Monroy, M.D., General Manager